Exhibit 23.1

Raymond Chabot
Grant Thornton LLP
Suite 2000
600 De La Gauchetière Street West
Montréal, Quebec
H3B 4L8

T 514-878-2691

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into this Amendment No. 1 to the Registration Statement on Form F-1 (the “Registration Statement”) of Digi Power X Inc. (the “Company”) of our report dated September 16, 2024, except for Note 2(w), as to which the date is March 5, 2025, on the consolidated financial statements of the Company which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024.

We also consent to the reference to us under the heading “Experts” in the prospectus that forms a part of and was filed with such Registration Statement.

Yours very truly,

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Quebec, Canada

March 31, 2025

Member of Grant Thornton International Ltd	rcgt.com